Uniforce Services, Inc.
                              1335 Jericho Turnpike
                          New Hyde Park, New York 11040




                                                     February 21, 1996




To:      Ms. Rosemary Maniscalco
         Uniforce Services, Inc.
         1335 Jericho Turnpike
         New Hyde Park, New York  11040





                  1. We are pleased to inform you that on February 20, 1996, the Stock Option Committee of the Board of Directors (the "Board") of Uniforce Services, Inc. (the "Company") granted you, subject to approval thereof by the shareholders of the Company ("Shareholder Approval"), (i) an incentive stock option (the "ISO") to purchase 35,552 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at a price of $11.25 per share and
(ii) a non-qualified option (the "NQO" and together with the ISO, the "Options") to purchase 33,849 shares of Common Stock, at a price of $11.25 per share. The shares of Common Stock to be issued upon exercise of the Options are referred to hereinafter as the "Shares."

                  2. The Options may not be exercised until six months after Shareholder Approval. Thereafter, but prior to February 19, 2006 (on which date the Options will, to the extent not previously exercised, expire), the Options may be exercised in whole or in part, at any time and from time to time, as follows: (i) the ISO: (a) as to 8,888 shares of Common Stock on or after the date that is six months after Shareholder Approval is obtained; (b) as to 8,888 shares of Common Stock, on or after January 1, 1997; (c) as to 8,888 shares of Common Stock, on or after January 1, 1998; and (d) as to the remaining 8,888 shares of Common Stock, on or after January 1, 1999; and (ii) the NQO: (a) as to 8,463 shares of Common Stock on or after the date that is six months after Shareholder Approval is obtained; (b) as to 8,462 shares of Common Stock, on or after January 1, 1997; (c) as to 8,462 shares of Common Stock, on or after January 1, 1998; and (d) as to the remaining 8,462 shares of Common Stock, on or after January 1, 1999.

                  3. Upon the occurrence of your death or a Change of Control (as hereinafter defined) of the Company, the Options (to the extent not previously exercised) shall be immediately exercisable. For the purposes of this Agreement, a "Change of Control" means (i) the direct or indirect sale, exchange or other transfer of all or substantially all of the assets of the Company to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons"), (ii) the merger, consolidation or other business combination of the Company with or into another company, with the effect that, immediately following such merger, consolidation or other business combination, the shareholders of the Company prior to such merger, consolidation or other business combination hold less than 50% of the combined voting power of the then outstanding securities of the surviving company of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Company's Board of Directors (the "Board") in any given year as compared to the directors who constituted the Board at the beginning of such year, and such replacement shall not have been approved by the Board as constituted at the beginning of such year, (iv) a person or entity or Group of Persons excluding John Fanning, as a result of a tender or exchange offer or open market or privately negotiated purchases, which offer or purchases shall not have been approved by the Board as constituted prior to the commencement by such person or entity or Group of Persons of such offer or purchase or within 10 days after such commencement, shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing more than 50% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

                  4. You must purchase a minimum of 50 Shares each time you choose to purchase Shares, except to purchase the remaining Shares available to you.

                  5. The Options are not transferable otherwise than by will or by the applicable laws of descent and distribution and may be exercised, during your lifetime, only by you; provided, however, that the Options may be transferred pursuant to a qualified domestic relations order (as defined in the Internal Revenue Code of 1986 or Title I of the Employee Retirement Income Security Act, or the rules promulgated thereunder).

                  6. In the event of your death, the Options may be exercised by your personal representative or representatives, or by the person or persons to whom your rights under the Options shall pass by will or by the applicable laws of descent and distribution, at any time prior to the earlier of the first anniversary of the date of your death or the expiration of the Options.

                  7. If you shall voluntarily retire or quit your employment without the written consent of the Company or a subsidiary of the Company (a "Subsidiary"), or if the Company or a Subsidiary shall terminate your employment for cause, the Options shall forthwith terminate. If you shall voluntarily retire or quit your employment with the written consent of the Company or a Subsidiary or if your employment shall have been terminated by the Company or a Subsidiary for reasons other than cause, you may (unless the Options shall have previously expired pursuant to the provisions hereof) exercise the Options at any time prior to the earlier of three months after termination of employment or the expiration of the Options, to the extent of the number of Shares subject to the Options which were purchasable by you on the date of termination of your employment. The Options shall not be affected by any change of employment so long as you continue to be an employee of the Company or a Subsidiary.

                  8. In the event of any change in the outstanding Common Stock by reason of stock dividend, recapitalization, merger, consolidation, split-up, subdivision, combination or exchange of shares, or the like, the aggregate number and kind of shares subject to the Options and the exercise price thereof shall be proportionately adjusted by the Board, whose determination shall be conclusive.

                  9. The Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of the Options. The Company may also establish, from time to time, appropriate procedures to ensure that the Company receives prompt advice concerning the occurrence of any event that may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event, and you will comply with all such procedures so established.

                  10. Unless at the time of the exercise of the Options a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to such Shares, any Shares purchased by you upon the exercise of the Options shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Options, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Options, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

                  11. You understand and acknowledge that, under existing law, unless at the time of the exercise of the Options, a registration statement under the Act is in effect as to Shares so issuable (i) any Shares purchased by you upon exercise of the Options may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold);
(iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (vi) the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the shares to you. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

                  12. The Options (or any installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or, at the discretion of the Stock Option Committee, by delivering shares of Common Stock already owned by you and having a fair market value on the date of exercise equal to the exercise price of the Options, or a combination of such shares and cash, or by any other proper method approved by the Stock Option Committee.

                  13. The Options shall become effective if and only if it has received Shareholder Approval. Absent such approval, the Options and this Agreement shall be null and void as if the Options had never been granted and this Agreement had never been executed.

                  Would you kindly evidence your acceptance of the Options and your agreement to comply with the provisions hereof by executing this letter under the words "Agreed To and Accepted."

                             Very truly yours,

                             UNIFORCE SERVICES, INC.



                             By:/s/ John Fanning
                                ----------------------------------------------
                                John Fanning, Chairman of the Board, President and Chief Executive Officer

AGREED TO AND ACCEPTED:


/s/ Rosemary Maniscalco
-----------------------
Rosemary Maniscalco

                                    Exhibit A


Uniforce Services, Inc.
1335 Jericho Turnpike
New Hyde Park, New York  11040

Gentlemen:

                  Notice is hereby given of my election to purchase _____ shares of Common Stock, $.01 par value (the "Shares"), of Uniforce Services, Inc., at a price of $11.25 per Share, pursuant to the provisions of the (incentive/non-qualified) stock option granted to me on February 20, 1996. Enclosed in payment for the Shares is:


                  /   /    my check in the amount of $________.


                 */   /    ___________  Shares  having a total value  $________,
                           such value being based on the closing price(s) of the Shares on the date hereof.

                  The following information is supplied for use in issuing and registering the Shares purchased hereby:

                  Number of Certificates
                     and Denominations                ___________________

                  Name                                ___________________

                  Address                             ___________________

                                                      ___________________

                  Social Security Number              ___________________


Dated: _______________, ____

                                             Very truly yours,


                                             __________________________


*Subject to the approval of the
 Stock Option Committee